                                  EXHIBIT 99.1



                           COMPUTER NETWORK TECHNOLOGY
                         ADOPTS SHAREHOLDER RIGHTS PLAN


MINNEAPOLIS, MINNESOTA, JULY 27, 1998 -- Computer Network Technology Corp. today announced that it has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Computer Network Technology Common Stock. Each Right will entitle stockholders to buy one one-thousandth of a share of the Company's Series A Junior Preferred Stock at an exercise price of $50.00. Subject to the terms of the Plan, if a person or group acquires beneficial ownership of 20% or more of the Company's Common Stock the rights (other than those held by the acquiring person or group) will become exercisable for Common Stock of the Company having a market value of two times the exercise price.

The Company will be entitled to redeem the Rights at $0.01 per Right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's Common Stock.

The Rights are designed to help assure that all stockholders of Computer Network Technology receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all stockholders the fair value of their shares.

Thomas G. Hudson President and Chief Executive Officer, said "this Rights Agreement is intended to help protect our stockholders should Computer Network Technology become the target of coercive takeover tactics. It is also designed to help ensure that all CNT stockholders receive full and fair treatment in the event of an attempted unsolicited takeover." Mr. Hudson also noted "the Rights Agreement was not adopted in response to any specific effort to acquire control of the Company and that Company's directors are not aware of any such effort."

The dividend distribution will be made on August 10, 1998, to stockholders of record on that date. The Rights will expire on July 23, 2008.


ABOUT COMPUTER NETWORK TECHNOLOGY (CNT)

Computer Network Technology (NASDAQ:CMNT), based in Minneapolis, Minnesota, is a leading provider of high-performance networking solutions that allow mainframe systems and open systems environments to share data and information. The company's Channelink(R), FileSpeed(TM), and UltraNet(R) product lines offer high-speed open systems connectivity, access to legacy data and guaranteed data integrity for applications such as remote storage, mirroring and disaster recovery. In addition, its Enterprise/Connect, Enterprise/View and Enterprise/Access product lines offer unique gateway and Web-to-host integration solutions. The company's products are sold worldwide through a direct sales force and a network of authorized distributors. For more information, visit CNT's web site at www.cnt.com, or call 1-800-638-8324 (U.S.) or 612-797-6000
(International).

                                      ###

All brand names and product names are trademarks or registered trademarks of their respective companies.